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                                                                   EXHIBIT 10.1

                 CHANNEL MANAGEMENT AGREEMENT BETWEEN EMERGENCY
                  FILTRATION PRODUCTS, INC. AND CLUBMEDIC, INC.

     This Agreement ("Agreement") is entered into effective as of the first day of June, 1999 (the "Effective Date"), by and between Emergency Filtration Products, Inc., a Nevada corporation ("EFP") whose principal office is located at 4335 South Industrial Road, Suite 440, Las Vegas, Nevada 89103, and Clubmedic, Inc. a Texas corporation ("CM") whose principal office is located at 24 Greenway Plaza, Suite 1701, Houston, Texas 77046.

                                    RECITALS:

     WHEREAS, EFP is the owner of the patent filtration technology evidenced by US Patent No. 5575279 ("Patent"); and

     WHEREAS, CM desires to provide channel management services for any and all products that emanate from the Patent, solely for use in the medical field, and

     WHEREAS, EFP desires to engage CM to provide such channel management services all upon the terms as hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing recitals, the undertakings contained in this Agreement, and Ten Dollars and other valuable consideration, the parties hereto agree as follows:

     1. Channel Management. Channel Management is defined as the Promotion, Product Placement, Margin Management within Channel Segments, Account Management, Downstream Marketing and Sales and Facilitating Product Movement to End Users.

     2. Exclusive Appointment. EFP hereby appoints CM as its exclusive channel manager for the sale and placement of the Products, as defined hereafter:

          a) CM must meet minimum yearly sales requirements in order to obtain exclusive appointment for the following year. July 1, 1999 will be the start date to obtain exclusivity. CM will be granted exclusive appointment until June 30, 2000.

          b) Minimum sales requirements shall be 400,000 units of Product (any combination of all medical products as described in paragraph 3), July 1, 1999 to June 30, 2000 for the first year. The second and third years of agreement will advance to minimums of 500,000 units of product for the term July 1, 2000 to June 30, 2001 and 625,000 units for the term July 1, 2001 to June 30, 2002. Upon hitting minimum objectives in one year the following year of exclusive appointment will automatically be granted. Year three of the sales requirements (625,000) will be the minimum requirement for each of the years four through ten of this Agreement. Except for the House Accounts discussed in the following paragraph, all sales of the Products shall be first made to CM, which will thereafter manage and coordinate successive sales of the Products.


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               (i) House Accounts. CM's exclusive right to manage shall not extend to those accounts which have been previously designated by EFP as one of its house accounts. A list of such house accounts is attached hereto as Exhibit "A". CM shall not solicit or otherwise sell the Products to such accounts, unless otherwise agreed to in writing by EFP and CM.

               (ii) Acceptance. CM accepts the appointment described above and agrees to use its reasonable efforts to actively manage the distribution channels for the Products, including the provision of promotion, product placement, account management, sales and marketing, margin management, and general management activities to facilitate and maximize the sale of the Products.

     3. Territory. For the purposes of this agreement, the Territory extends to all 50 states of the United States of America. Any accounts that CM may set up outside of these Territorial boundaries must first be approved by EFP. Upon CM meeting the first year sales requirements any global accounts EFP has retained will be given to CM to manage as of July 1, 2000. Territory shall include all sales on the world wide web upon the consideration that CM will pay all costs to bring up an on-line ordering system via the internet that is approved by EFP. Details of the on-line ordering structure will be set up in the following few weeks after the date of this Agreement.

     4. Products. As used in this Agreement, "Products" refers to those products which are to be used solely in the medical field and are derivative from RespAide(TM).

     5. Term. Terms of this Agreement are defined in Section 2 herein for exclusivity as Channel Management for EFP. The term of this agreement shall be ten years. CM will have the exclusive right to continue as Channel Management for EFP during that ten year period so long as CM meets the requirements of
Section 2. Should CM fail to meet the requirements of Section 2, CM's right to act as Channel Management for EFP shall become nonexclusive. Should CM reinstate their position by subsequently meeting the terms the following year then all exclusive rights would be granted back to CM. The term of this Agreement shall be automatically extended for successive five year periods unless or until (a) this Agreement is terminated as provided in Section 12, or (b) either party hereto gives the other at least six months advance written notice of its intention to terminate this Agreement.

     6. Placement of Orders. CM shall place its orders for the Products by delivery of written or electronic purchase orders to EFP or by such other method as approved by EFP from time to time. EFP will use reasonable efforts to fill the orders promptly, and advise CM in advance of any inability to make full and timely delivery of any products ordered by CM. As long as EFP's efforts are reasonable, no negative consequences shall be imposed on EFP for failure to make full and timely delivery.

     7. Sales to CM. The price for the Products to be purchased by CM from EFP shall be as reflected on Exhibit "B" attached hereto, which shall be amended throughout



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the Term to include sharing of economies of scale, (60% to EFP, 40% to CM). EFP reserves the right to raise pricing structure a maximum of one time per contract year based on increased costs to EFP. CM shall be notified in writing a minimum of thirty days in advance of any pricing increases. Should it be necessary to raise the price more than one time per year, EFP will not be able to do so without written consent from CM, which will not be unreasonably held.

     8. Payment. CM shall pay EFP for the Products within sixty (60) days after the date of invoice or the date of delivery, whichever is later. EFP reserves the right to charge a late fee equal to 18% per anum of any outstanding invoices not paid within sixty days.

     9. Shipment. EFP will deliver the Products to the destination designated by CM and will bill CM for the shipping and insurance charges incurred. Title to and risk of loss regarding the Products shall pass to CM upon delivery of the Products to the designated shipment location.

     10. Warranty. EFP warrants to CM that the Products sold under this Agreement shall be merchantable at the time and point of delivery in accordance with all government and regulatory requirements, and fit for the purposes for which they are intended. Additionally EFP warrants to CM that all products will be manufactured to the specifications outlined in the white papers. (See Exhibit "C") Furthermore, EFP warrants that all products will be tested in accordance to the FDA guidelines for quality control and standards set forth by EFP to the manufacturer.

     11. Marketing and Distribution.

          a) Service and Solicitation. CM shall use reasonable efforts to service EFP's existing customers and to solicit new customers. CM shall conduct its business with respect to the Products in a businesslike and appropriate manner, in accordance with all laws and regulations.

          b) Insurance. CM shall maintain general liability insurance, including motor vehicle insurance, in such form and amounts as may reasonably be required by EFP.

     12. Termination of Agreement for Cause. Either party may terminate this Agreement before the expiration of its term if either party commits a breach of any material provision of this Agreement, and fails to cure that breach (if curable) within thirty (30) days after written notice from the non-breaching party describing the claimed breach. The non-breaching party may immediately terminate this Agreement without further notice, provided that the party who desires to terminate this Agreement has satisfied all the material obligations required of it under this Agreement. The written notice must specify the facts constituting the breach and must state that the party giving the notice intends to terminate this Agreement if the failure is not cured.



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     13. Independent Contractor. CM's relationship with EFP is that of an independent contractor. Nothing in this Agreement creates an agency or employer relationship between the parties, and no such relationship presently exists between them. Each party shall take such steps, do such things, hire and direct such personnel, and obtain and utilize its facilities, plant(s) and equipment as may be necessary to enable it to perform its obligations hereunder. Neither party shall have any control over the details of the manner of the other's performance of its obligations hereunder, except as specified in this Agreement.

     14. Logo. EFP retains exclusive right to determine what its trademark and logo shall be including its design and colors. Included in the appointment of CM is the royalty free right for CM to use the logos and/or trademarks used by EFP on the Products on CM's letterhead, business cards, trucks and vehicles so long as such use is pre-approved by EFP in writing and such use is incidental to the business of distributing the Products. CM shall at all times recognize the validity of EFP's trademarks, and acknowledges that CM has no ownership or property right thereon.

     15. Promotion and Advertisement. EFP shall furnish to CM a reasonable supply of sales literature and promotional materials and items regarding the Products created from time to time by EFP. This includes at least one thousand
(1000) units, annually, of each of the Products. CM may undertake such promotional activities and may undertake and distribute promotional items, including, but not limited to, the foregoing, as it deems appropriate and consistent with the successful distribution of the Products and with the enhancement of the goodwill of the Products.

     16. Other Activities. During the term hereof, CM may manufacture, distribute and/or sell other products that do not compete with any EFP Products.

     17. Indemnification. EFP and CM agree to indemnify, defend and hold the other and its successors and assigns harmless from and against, and to reimburse them for, all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and legal expenses) suffered or incurred by CM or EFP relating to or arising from:

          a) A third party claim for personal injury, property damage or other damage or injury resulting from the manufacture of the Products or either partys breach of any specific warranty made herein, or distribution, or as a result of any statements made by EFP about the Products in its written product literature, so long as such Products have not been modified;

          b) Any breach by EFP or CM of any provisions of this Agreement;

          c) EFP agrees to include CM as an additional insured on its product liability insurance and provide a certificate of insurance to CM at its request. The indemnity



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contained in this Section shall remain in full force and effect subsequent to the expiration or termination of this Agreement.

     18. Stock Option to EFP. CM hereby grants to EFP a sufficient number of shares of stock to EFP, to constitute twenty-one (21%) percent of the issued and outstanding shares of CM. CM agrees to create within its corporate documents an eighty (80%) percent super-majority clause on certain corporate actions in order to make more secure EFP in its investment in CM, including (a) the selling of assets of CM in excess of $10,000,000.00, (b) the issuance of additional stock, (c ) the dissolution of CM, or (d) a change in the number of Directors.

     19. Stock Options to CM. EFP hereby grants CM a three year option to purchase a total of 500,000 shares of EFP stock -------------------- under the following conditions;

          a) Starting July 1, 1999, CM will earn one (1) option share of EFP stock for every one (1) Product sold (all sales earned before July 1, 1999 will be included in first month). At the end of each month all total sales earned will generate an option agreement from EFP for that amount of shares.

          b) The option price will be dictated by one-half (1/2) the average daily price of EFP stock during the last trading day of the previous full quarter. EXAMPLE: July 1, 1999 through July 31, 1999, CM sells 10,000 RespAide(TM) masks, 15,000 RespAide(TM) valves to the BVM market and 25,000 respiratory and circuit ventilators, CM would earn 50,000 option shares for that month. If September 30, 1999 was the last trading day in the quarter and the average price of EFP stock during that quarter was $3.00, then CM would be sent an option agreement for 50,000 shares at a price of $1.50.

     20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     21. Waiver. Either party may waive compliance by the other with any of the provisions herein, but no waiver shall be binding unless executed in writing by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether similar or not, nor shall any waiver constitute a continuing waiver, unless expressly stated otherwise.

     22. Notice. Any notice, instruction or communication required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed given when actually received, or, if earlier, three (3) days after deposit in the United States mail for delivery by certified mail, return receipt requested, first class postage pre-paid, addressed to the principal offices of such party as set forth on the first page of this Agreement or to such other address as such party may specify by written notice.



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     23. Entire Agreement. This Agreement and the documents and agreements contemplated herein constitute the entire agreement between the parties with regard to the subject matter hereof. There have been, and there are now, no agreements, representations, or warranties between or among the parties other than those set forth herein or herein provided for.

     24. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

     25. Breaching of Agreement. Breaching party will pay non-breaching parties attorneys fees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date set forth on the first page hereof.


                                    Emergency Filtration Products, Inc.


                                    By: /s/ MICHAEL J. CRNKOVIC
                                        -----------------------------------
                                        Michael J. Crnkovich, President


                                    Clubmedic, Inc.


                                    By: /s/ WALLY KIRK
                                        -----------------------------------
                                          Wally Kirk, President



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                                   EXHIBIT "A"

                                 HOUSE ACCOUNTS

     1)  United States Military   __________     __________  Initials
                                    CM                 EFP

     2)  United States Government  __________     __________  Initials
                                          CM        EFP





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                                   EXHIBIT "B"

                                  PRODUCT PRICE



Product Number            Description                         Price
--------------            -----------                         -----
R2-101C                   RespAide(TM) Kit with nylon        $10.25
                          carry bag and accessories in
                          retail clamshell

R2-101                    RespAide(TM) Kit with nylon        $ 9.25
                          carry bag and accessories

R2-102                    RespAide(TM) Kit with              $ 7.50
                          accessories

R2-103                    RespAide(TM) Mask                  $ 6.75

R2-107                    RespAide(TM) Valve                 $ 4.95


RespAide(TM) Respirator and Circuit Ventilator Valve to be priced at a later date in written acceptance by both CM and EFP.

Any global accounts inherited by CM after year one of Agreement will be priced to CM from EFP the price being sold to account by EFP.



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                                    EXHIBIT C

           Please refer to "white papers" attached to this document.




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